Exhibit 107

The prospectus to which this Exhibit is attached is a final prospectus supplement and base prospectus for the related offering. The maximum aggregate amount of securities to which the prospectus relates is 17,500,000 shares of common stock offered by selling stockholders. The related filing fee was paid in connection with the filing of the related Registration Statement on Form S-3 (File No. 333-265174), which was declared effective on June 2, 2022. An aggregate of 33,133,123 shares of common stock to be offered by selling stockholders remain unsold under the Registration Statement, as well as an aggregate of $500,000,000 of securities to be offered from time to time by the registrant.